UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2006

CHENIERE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16383	95-4352386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Texas Avenue Suite 3100 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 659-1361

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 4, 2006, Cheniere Creole Trail Pipeline, L.P. (“CCTP”), a wholly-owned subsidiary of Cheniere Energy, Inc. (“Cheniere”), issued two purchase orders, which were subsequently accepted by the suppliers, for the procurement of pipe anticipated to be sufficient to construct the approximately 252 miles required for the Creole Trail pipeline system, which is comprised of 117 miles of dual 42-inch diameter pipe and 18 miles of 42-inch diameter interconnection. The aggregate cost of these purchase orders is approximately $255,000,000 payable in increments, as described below.

CCTP entered into a purchase order with Corinth Pipeworks S.A. for the purchase of pipe at an aggregate cost of approximately $63.8 million, which is payable in increments beginning with a payment of approximately $6.38 million in August 2006. Subsequent payment increments are tied to coil and pipe production milestones, with additional remaining payments due on a per lot basis related to pipe production shipping and delivery milestones. The purchase order provides that all pipe is to be manufactured between January 1, 2007 and the end of the first week of March 2007, with all pipe delivered to Houston, Texas prior to April 15, 2007. CCTP has the right to terminate the purchase order for its convenience, subject to making specified cancellation payments that begin at 3% of the bare pipe value of the lot and increase to 100% of the bare pipe value of the lots produced depending on the achievement of specified production measures.

CCTP also entered into a purchase order with ILVA S.p.A. (“ILVA”) for the purchase of pipe at an aggregate cost of approximately $175.7 million. Milestone progress payments will be due and payable on a per lot basis once the pipe has been shipped from ILVA’s pipe mill, and again upon delivery ex-coating works in New Iberia, Louisiana. Within 10 days after the execution of the purchase order, CCTP will deliver a standby letter of credit to ILVA in the amount of approximately $88 million to secure CCTP’s obligations under the purchase order. This letter of credit will require a deposit of $88 million with the issuer of the letter of credit. Once the value of the goods and services paid by CCTP exceeds the value of the letter of credit, ILVA will submit a notice of reduction to the issuing bank to reduce the amount of the letter of credit by 100% of any subsequent payment by CCTP. The cash collateral account on deposit with the issuing bank will also be reduced by such amount. The purchase order provides that all pipe be delivered to New Iberia, Louisiana prior to January 31, 2008. CCTP has the right to terminate the purchase order for its convenience, subject to making specified cancellation payments that begin at $500,000 and increase to 100% of the value of the lots produced depending on the achievement of specified production measures.

The foregoing descriptions of the purchase orders are not complete and are qualified in their entirety by reference to the applicable documents filed herewith as Exhibits 10.1 and 10.2, which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits

Exhibit Number	Description

10.1	Purchase Order dated August 4, 2006, by and between Cheniere Creole Trail Pipeline, L.P. and Corinth Pipeworks S.A. (filed herewith).

10.2	Purchase Order dated August 4, 2006, by and between Cheniere Creole Trail Pipeline, L.P. and ILVA S.p.A. (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: August 7, 2006	By:	/s/ Don A. Turkleson
	Name:	Don A. Turkleson
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Purchase Order dated August 4, 2006, by and between Cheniere Creole Trail Pipeline, L.P. and Corinth Pipeworks S.A. (filed herewith).

10.2	Purchase Order dated August 4, 2006, by and between Cheniere Creole Trail Pipeline, L.P. and ILVA S.p.A. (filed herewith).